Exhibit 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value, of CPS Technologies Corp., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: October 14, 2025

GLOBAL VALUE INVESTMENT CORP.

By: /s/ James P. Geygan_______________________

Name: James P. Geygan

Title: Chief Executive Officer

/s/ Jeffrey R. Geygan__________________________

Jeffrey R. Geygan

/s/ Stacy. A. Wilke______________________________

Stacy A. Wilke

/s/ James P. Geygan ___________________________

James P. Geygan

/s/ Kathleen M. Geygan_________________________

Kathleen M. Geygan

/s/ Shawn G. Rice______________________________

Shawn G. Rice